                        COMMON STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 PIXTECH, INC.,

                                       AND

                       UNIPAC OPTOELECTRONICS CORPORATION


                           DATED AS OF OCTOBER 6, 1999

                                TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
SECTION 1.    AUTHORIZATION OF SALE OF THE SHARES....................................................  1

SECTION 2.    SALE OF THE SHARES.....................................................................  1

SECTION 3.    DELIVERY OF THE SHARES AT THE CLOSING..................................................  1

SECTION 4.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF PIXTECH...................................  2

     4.1.       Organization and Qualification......................................................   2

     4.2.       Authorized Capital Stock............................................................   2

     4.3.       Consents; Due Execution; Delivery and Performance of the Agreement..................   2

     4.4.       Issuance, Sale and Delivery of the Shares...........................................   2

     4.5.       Exempt Transaction..................................................................   2

     4.6.       Compliance with Rule 144............................................................   3

     4.7.       Disclosure..........................................................................   3

     4.8.       Additional Information..............................................................   3

     4.9.       No Material Changes.................................................................   3

     4.10.      Other Sales of Securities...........................................................   3

SECTION 5.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS...........................   3

     5.1.       Investment Considerations...........................................................   3

     5.2.       Due Execution, Delivery and Performance of the Agreement............................   4

     5.3.       Voting Agreement....................................................................   5

SECTION 6.    CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS.......................................   5

     6.1.       Accuracy of Representations and Warranties..........................................   5

     6.2.       Performance.........................................................................   5

     6.3.       Opinion of Counsel..................................................................   5

     6.4.       Consents and Approvals..............................................................   5

     6.5.       Certificates and Documents..........................................................   6

     6.6.       Other Matters.......................................................................   6

SECTION 7.    CONDITIONS TO THE OBLIGATIONS OF PIXTECH..............................................   6

     7.1.       Accuracy of Representations and Warranties..........................................   6

     7.2.       Performance.........................................................................   6

SECTION 8.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; ASSIGNABILITY OF RIGHTS.......   6

SECTION 9.    REGISTRATION RIGHTS...................................................................   7

                                                                                                      Page
                                                                                                      ----
     9.1.       Registration of Shares..............................................................   7

     9.2.       Indemnification.....................................................................   7

     9.3.       "Stand-Off" Agreement...............................................................   9

     9.4.       Termination.........................................................................   9

SECTION 10.   STANDSTILL AGREEMENT..................................................................   9

    10.1.       Certain Definitions.................................................................   9

    10.2.       Prohibited Acquisitions............................................................   10

    10.3.       Notice of Purchases................................................................   10

    10.4.       No Voting Arrangements.............................................................   10

    10.5.       No Partnership.....................................................................   10

    10.6.       Prohibited Transfer................................................................   10

    10.7.       Affiliates of Each Purchaser.......................................................   10

    10.8.       Equitable Remedies.................................................................   11

    10.9.       Term...............................................................................   11

    10.10.      Legend on Certificates.............................................................   11

SECTION 11.   MISCELLANEOUS........................................................................   11

    11.1.       Notices............................................................................   11

    11.2.       Entire Agreement...................................................................   12

    11.3.       Assignment.........................................................................   12

    11.4.       Amendments and Waivers.............................................................   12

    11.5.       Headings...........................................................................   12

    11.6.       Severability.......................................................................   13

    11.7.       Governing Law......................................................................   13

    11.8.       Counterparts.......................................................................   13

    11.9.       Expenses...........................................................................   13

    11.10.      Publicity..........................................................................   13

                         COMMON STOCK PURCHASE AGREEMENT


      THIS COMMON STOCK PURCHASE AGREEMENT dated as of October 6, 1999 (the "Agreement") is made among PIXTECH, INC., a corporation organized under the laws of the State of Delaware having its principal offices at Avenue Olivier Perroy, Zone Industrielle de Rousset, 13790 Rousset France, ("PixTech"), and the purchasers identified on Schedule A hereto (the "Purchasers").

                                  R E C I T A L

      PixTech desires to sell to the Purchasers, and the Purchasers desire to purchase from PixTech, shares of PixTech's common stock on the terms described herein (the "Transaction").

      NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

      SECTION 1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, PixTech has authorized the sale to each Purchaser of that number of shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of PixTech equal to the quotient obtained by dividing the amount set forth opposite each such Purchasers name on Schedule A hereto by the average of the closing price of the Common Stock as reported on the Nasdaq National Market for the ten trading days ending on the third trading day prior to the date of this Agreement (as so determined, the "Per Share Price"). Collectively, the shares of Common Stock which may be purchased pursuant to this
Section 1 are referred to herein as the "Shares."

      SECTION 2. Sale of the Shares. PixTech shall sell to the Purchasers, and the Purchasers shall purchase from PixTech, upon the terms and conditions hereinafter set forth, the Shares, at the Per Share Price. The aggregate purchase price for the Shares (the "Aggregate Purchase Price") shall be $35,000,000.

      SECTION 3. Delivery of the Shares at the Closing. The closing of the purchase and sale of the Shares (the "Closing") shall occur no later than five business days after the date of this Agreement or at such other time and date and at a place to be agreed upon by PixTech and the Purchasers (the "Closing Date"). Subject to the terms and conditions of this Agreement, at the Closing, each Purchaser shall pay to PixTech an amount in cash or by wire transfer equal to the amount set forth opposite each such Purchaser's name on Schedule A hereto and PixTech shall deliver to each Purchaser one or more stock certificates registered in the name of such purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of Shares being purchased by such Purchaser. Subject to the terms hereof, PixTech and the Purchasers agree that at one or more subsequent closings of the transactions contemplated by this Agreement (each a "Subsequent Closing"), each of which shall be held at a time and date and at a place to be agreed upon, for the sale of additional shares of Common Stock on the same terms and conditions set forth above to one or more investors. PixTech may schedule Subsequent Closings at its discretion, with the final closing to take place no later than November 30, 1999. Investors who acquire shares of Common Stock at any Subsequent Closing shall be included as a "Purchaser" hereunder, execute a counterpart of this Agreement and, at each Subsequent

Closing, Schedule A hereto shall be amended to reflect the Purchasers in such Subsequent Closing.

      SECTION 4. Representations, Warranties and Covenants of PixTech. PixTech hereby represents and warrants to, and covenants with, each Purchaser as follows:

            4.1. Organization and Qualification. PixTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted.

            4.2. Authorized Capital Stock. As of the date hereof, the authorized capital stock of PixTech consists of (a) 60,000,000 shares of common stock, $0.01 par value per share, of which 23,567,138 were validly issued and outstanding, fully paid and non-assessable on September 22, 1999, (b) 500,000 shares of series E preferred stock, $0.01 par value per share, 297,269 of which were validly issued and outstanding, fully paid and non-assessable on September 22, 1999, and (c) 500,000 shares of undesignated preferred stock, $0.01 par value per share, none of which are issued and outstanding.

            4.3. Consents; Due Execution; Delivery and Performance of the Agreement. Except as otherwise disclosed in Schedule 4.3, PixTech's execution, delivery and performance of this Agreement (a) has been duly authorized under Delaware law by all requisite corporate action by PixTech, (b) will not violate any law or the Restated Certificate of Incorporation, as amended or Restated By-laws of PixTech or any other corporation of which PixTech owns at least 50% of the outstanding voting stock (a "PixTech Subsidiary") or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which PixTech or any PixTech Subsidiary is a party or by which any of their respective properties or assets is bound as of the date hereof or (c) require any consent by any person under, constitute or result (upon notice or lapse of time or both) in a breach of any term, condition or provision of, or constitute a default or give rise to any right of termination or acceleration under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature whatsoever, upon any properties or assets of PixTech or any PixTech Subsidiary. Upon its execution and delivery, and assuming the valid execution thereof by each Purchaser, the Agreement will constitute a valid and binding obligation of PixTech, enforceable against PixTech in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            4.4. Issuance, Sale and Delivery of the Shares. When issued and paid for, the Shares to be sold hereunder by PixTech will be validly issued and outstanding, fully paid and non-assessable.

            4.5. Exempt Transaction. Subject to the accuracy of each Purchaser's representations in Section 5.1 of this Agreement, the issuance of the Shares will constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") in reliance upon Regulation S (Rule 901 through Rule 905 of the Securities Act, and Preliminary Notes thereto, hereinafter "Regulation S"). PixTech shall not register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

            4.6. Compliance with Rule 144. At the written request of a Purchaser at any time and from time to time, PixTech shall furnish to such Purchaser, within three days after receipt of such request, a written statement confirming PixTech's compliance with the filing requirements of the Securities and Exchange Commission (the "SEC") set forth in SEC Rule 144 as amended from time to time.

            4.7. Disclosure. Neither this Agreement, nor any other items prepared or supplied to any Purchaser by or on behalf of PixTech with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which PixTech has not disclosed to the Purchasers in writing and of which any of its directors or executive officers is aware (other than general economic conditions) and which has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of PixTech or PixTech Subsidiaries taken as a whole.

            4.8. Additional Information. All reports filed by PixTech with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), when filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. PixTech has made all filings with the SEC which it is required to make, and PixTech has not received any request from the SEC to file any amendment or supplement to any such reports.

            4.9. No Material Changes. As of the date hereof, there has been no material adverse change in the financial condition or results of operations of PixTech since the filing date of PixTech's last report with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act.

            4.10. Other Sales of Securities. Except as otherwise disclosed in
Schedule 4.10, since September 21, 1999 PixTech has not issued any shares of its capital stock to any other persons, except for employees or directors of PixTech, on terms that are less favorable than those herein.

      SECTION 5. Representations, Warranties and Covenants of the Purchasers.

            5.1. Investment Considerations. Each Purchaser represents and warrants to, and covenants with, PixTech that:

      (a) such Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by companies comparable to PixTech, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares;

      (b) such Purchaser is acquiring the Shares in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares;

      (c) such Purchaser understands that the Shares are "restricted securities" under the federal securities laws inasmuch as they are being acquired from PixTech in an offshore transaction (as defined in Regulation S) and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection each Purchaser represents that it is familiar with Regulation S and SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act;

      (d) such Purchaser qualifies as an "accredited investor" within the meaning of Rule 501(a)(3) of Regulation D promulgated under the Securities Act and is not a resident of any of the United States of America;

      (e) such Purchaser is not a U.S. person (as defined in Rule 902(k) of the Securities Act) and is not acquiring the Shares for the account or benefit of any U.S. person;

      (f) such Purchaser agrees to resell such Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Shares unless in compliance with the Securities Act; and

      (g) such Purchaser understands that the certificates evidencing the Shares shall bear the following legend unless and until the resale of the Shares pursuant to an effective Registration Statement or until the Shares may be sold under Rule 144 without restrictions.

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT , OR IN COMPLIANCE WITH REGULATION S OF THE ACT, OR, IF REQUESTED BY PIXTECH, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PIXTECH AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

            5.2. Due Execution, Delivery and Performance of the Agreement. Each Purchaser further represents and warrants to, and covenants with, PixTech that
(a) such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction identified on Schedule A and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (b) the execution, delivery and performance of this Agreement will not violate any law or the charter documents of such Purchaser or any other corporation of which such Purchaser owns at least 50% of the outstanding voting stock (a "Purchaser Subsidiary") or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which such Purchaser or any Purchaser Subsidiary is a party or by which such Purchaser, any Purchaser Subsidiary, or any of their respective properties or assets is bound as of the date hereof, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or encumbrance, of any material nature whatsoever, upon any assets of such Purchaser or any Purchaser Subsidiary, and (c) upon the execution and delivery of this Agreement, and assuming the valid execution thereof by PixTech, this Agreement shall constitute a valid and binding obligation of such Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            5.3. Voting Agreement. Each Purchaser agrees to vote to approve an amendment to PixTech's Restated Certificate of Incorporation at the next meeting of PixTech's stockholders to increase the authorized shares of capital stock of PixTech from 61,000,000 to 101,000,000.

      SECTION 6. Conditions to the Obligations of the Purchasers.

            The obligations of each Purchaser under this Agreement are subject to the fulfillment, or the waiver by each purchaser, of the conditions set forth in this Section 6 on or before the Closing Date.

            6.1. Accuracy of Representations and Warranties. Each representation and warranty of PixTech contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

            6.2. Performance. PixTech shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by PixTech prior to or at the Closing.

            6.3. Opinion of Counsel. the Purchasers shall have received an opinion from Palmer & Dodge LLP, counsel to PixTech, dated as of the Closing Date, addressed to the Purchasers, and substantially in the form attached hereto as Exhibit A.

            6.4. Consents and Approvals. PixTech shall have delivered to the Purchasers all of the required consents or approvals as disclosed in Schedule
4.3 herein.

            6.5. Certificates and Documents. PixTech shall have delivered to counsel to the Purchasers:

      (a) a certificate of the Secretary or Assistant Secretary of PixTech dated as of the Closing Date, certifying as to (i) the incumbency of officers of PixTech executing this Agreement and all other documents executed and delivered in connection herewith, (ii) a copy of the By-Laws of PixTech, as in effect on and as of the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of PixTech authorizing and approving PixTech's execution, delivery and performance of this Agreement, all matters in connection with this Agreement, and the transactions contemplated thereby; and

      (b) a certificate, executed by the President of PixTech as of the Closing Date, certifying to the fulfillment of all of the conditions to the Purchaser's obligations under this Agreement, as set forth in this Section 6.

            6.6. Other Matters. All corporate and other proceedings in connection with the transactions contemplated at the Closing by this Agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Purchasers and its counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

      SECTION 7. Conditions to the Obligations of PixTech.

            The obligations of PixTech under this Agreement are subject to the fulfillment, or the waiver by PixTech, of the conditions set forth in this
Section 7 on or before the Closing Date.

            7.1. Accuracy of Representations and Warranties. Each representation and warranty of the Purchasers contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

            7.2. Performance. Each Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by such Purchasers prior to or at the Closing.

      SECTION 8. Survival of Representations, Warranties and Agreements; Assignability of Rights. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by PixTech and the Purchasers herein, except as otherwise provided herein, shall survive the execution of this Agreement, the delivery to the Purchasers of the Shares being purchased and the payment therefor. Except as otherwise provided herein, (i) the covenants, agreements, representations and warranties of the Company made herein shall bind the Company's successors and assigns and shall insure to the benefit of the Purchaser's successors and assigns and (ii) the covenants, agreements, representations and warranties of each Purchaser made herein shall bind the Purchaser's successors and assigns and shall insure to the benefit of PixTech's successors and assigns.

      SECTION 9. Registration Rights.

            9.1. Registration of Shares. Commencing on the first anniversary following the date hereof, if on any occasion one or more Purchasers holding in the aggregate at least fifty percent (50%) of the Shares not previously registered hereto shall notify PixTech in writing that it or they intend to offer or cause to be offered any Shares for public sales, PixTech covenants and agrees that it will:

      (a) promptly following such notice, prepare and file a registration statement on one or more Forms S-1, or Forms S-3 if PixTech meets the eligibility requirements set forth in paragraph I of the General Instructions to Form S-3 for the use of such Form for the registration of securities in a transaction involving secondary offerings, as described in such General Instructions, covering the resale of all of the Shares by the Purchasers (or, if PixTech is not then eligible to use either such Form, on any other form of registration statement promulgated by the SEC which would cover the resale of the Shares), and use its best efforts to cause such registration statement to become effective in order that the Purchasers may sell their Shares in accordance with the proposed plan of distribution, provided, however, (i) that the total number of Shares to be registered prior to the second anniversary following the date hereof shall be no more than 30% of the total number of Shares, (ii) that the total number of Shares to be registered prior to the third anniversary following the date hereof shall be no more than 60% of the total number of Shares, and (iii) if the number of Shares requested to be included in any such registration statement shall exceed the foregoing limitations, the number of Shares to be included in any such registration statement shall be reduced on a pro rata basis according the to the number of Shares then held by each Purchaser requesting registration;

      (b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement(s) and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the resale of the Shares covered by such registration statement(s) until such time as the Purchasers no longer hold any of the Shares;

      (c) furnish each Purchaser such number of copies of such prospectus as it may reasonably request in order to facilitate the resale of the Shares;

      (d) file documents required of PixTech for blue sky clearance in states specified in writing by each purchaser; provided, however, that PixTech shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is now not so qualified or has not so consented; and

      (e) bear all expenses in connection with the procedures set forth in paragraphs (a) through (d) of this Section 9 and the registration of the Shares pursuant to the registration statement(s), other than fees and expenses, if any, of counsel or other advisors to each Purchaser.

            9.2. Indemnification. For the purpose of this Section 9.2,

      (a) the term "Selling Stockholder" shall mean each Purchaser and any officer, director, employee, agent, affiliate or person deemed to be in control of each Purchaser within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act;

      (b) the term "Registration Statement" shall mean any final prospectus, exhibit, supplement or amendment included in or relating to the registration statement referred to in Section 9.1; and

      (c) the term "untrue statement" shall mean any untrue statement or alleged untrue statement of, or any omission or alleged omission to state, in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      PixTech agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement on the effective date thereof, or arise out of any failure by PixTech to fulfill any undertaking included in the Registration Statement and PixTech will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that PixTech shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to PixTech by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement, or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to such Selling Stockholder prior to the pertinent sale or sales by such Selling Stockholder.

      Each Purchaser agrees to indemnify and hold harmless PixTech (and each person, if any, who controls PixTech within the meaning of Section 15 of the Securities Act, each officer of PixTech who signs the Registration Statement and each director of PixTech) from and against any losses, claims, damages or liabilities to which PixTech (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of a Purchaser specifically for use in preparation of the Registration Statement, and each Purchaser will reimburse PixTech (or such officer, director or controlling person, as the case may be), for any legal or other expenses reasonably incurred in investigating, defending, or preparing to defend any such action, proceeding or claim; provided, however, that no Purchaser shall be liable for any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to such Purchaser prior to the pertinent sale or sales by such Purchaser.

      Promptly after receipt by any indemnified person of a notice of a claim or the commencement of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 9.2, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person; provided, however, that the indemnifying person shall not agree to a settlement of any such action without the consent of the indemnified person, which consent shall not be unreasonably withheld. After notice from the indemnifying person to such indemnified persons of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any officer, director, employee, agent, affiliate or person deemed to be in control of such indemnifying person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person. It is understood, however, that PixTech shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits, or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties not having actual or potential differing interests with PixTech or among themselves.

            9.3. "Stand-Off" Agreement. If any Purchaser holds any Shares at such time as PixTech proposes, at any time after the Closing Date, to offer shares of its Common Stock or other securities for sale in a registered underwritten public offering, then such Purchaser agrees not to sell or otherwise transfer or dispose of any such Shares or other securities of PixTech held by it during the period commencing 10 days prior to, and expiring 180 days after, such registered public offering has become effective, provided, that all executive officers and directors of PixTech enter into similar agreements. PixTech may impose stop transfer instructions with respect to the Shares or other securities subject to the foregoing restriction until the end of any stand-off period.

            9.4. Termination. Each Purchaser's registration rights hereunder shall terminate as to any Shares upon the earlier of (i) three years after the Closing Date or (ii) such time as no such Shares are held by such Purchaser.

      SECTION 10. Standstill Agreement.

            10.1. Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Section 10, shall have the meanings specified in this Section 10.1:

            "Affiliate" shall mean any entity which controls, is controlled by or is under common control with a Purchaser.

            "Outstanding Voting Stock" of PixTech, or another entity as the context requires, shall mean (i) the Common Stock or other securities of PixTech (or such other entity) then outstanding and (ii) any other securities convertible into Common Stock of PixTech (or such other entity) then outstanding, having the power to vote on any matter brought before shareholders at a meeting or by written consent, other than securities having such power only upon the happening of a contingency which has not yet occurred.

            "Voting Power" shall mean the number of votes entitled to then be cast by the Outstanding Voting Stock of PixTech at any election of directors of PixTech.

            "Voting Stock" shall mean the Common Stock outstanding, assuming the exercise or conversion of all outstanding securities convertible into or exercisable or exchangeable for Common Stock and any other securities issued by PixTech having the power to vote in the election of directors of PixTech other than securities having such power only upon the happening of a contingency which has not yet occurred.

            10.2. Prohibited Acquisitions. Each Purchaser agrees that, unless it has obtained the prior written consent of PixTech, it will not directly or indirectly acquire beneficial ownership of any Voting Stock, any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) without the written consent of a majority of PixTech's Board of Directors, if the effect of such acquisition would be to increase the Voting Power of all Voting Stock then beneficially owned by a Purchaser, or which such Purchaser has a right to acquire, to an aggregate number of shares having Voting Power in excess of the total Voting Power held by such Purchaser immediately after the Closing; provided that a Purchaser will not be obligated to dispose of any Voting Stock if the aggregate percentage of the total Voting Power of PixTech represented by Voting Stock beneficially owned by a Purchaser or which a Purchaser has a right to acquire is increased as a result of a recapitalization of PixTech or after the date of this Agreement or any other action taken by PixTech or its affiliates.

            10.3. Notice of Purchases. Without limiting the restrictions in
Section 10.2 herein, each Purchaser shall notify PixTech as to such Purchaser's acquisition of additional shares of Voting Stock, or rights thereto within two
(2) days after such acquisitions, regardless of whether such transaction is otherwise required to be reported under law. Such notice shall be made in accordance with Section 11.1 herein.

            10.4. No Voting Arrangements. Without PixTech's prior written consent, no Purchaser shall deposit any shares of Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock other than pursuant to the provisions of this Agreement.

            10.5. No Partnership. No Purchaser shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person for the purpose of acquiring, holding or disposing of Voting Stock.

            10.6. Prohibited Transfer. Any purchase which causes a Purchaser to be in violation of the terms of Section 10.2 above ("Prohibited Acquisition") shall not be effected by PixTech and shall be voidable at the option of PixTech by its giving written notice to the transferor, his transferee and such Purchaser.

            10.7. Affiliates of Each Purchaser. Each Purchaser represents to PixTech that there is no Affiliate of such Purchaser which, as of the date of this Agreement, owns of record or beneficially any (a) Common Stock or other Voting Stock of PixTech, or (b) any other securities convertible or exchangeable (with or without the payment of additional consideration) into Voting Stock of PixTech. Each Purchaser covenants to PixTech that, if at any time while this Section 10 is in effect, any Affiliate of such Purchaser becomes or intends to become the beneficial owner, as defined in regulations promulgated by the Securities and Exchange Commission, of any Common Stock or Voting Stock of PixTech, or any securities convertible or exchangeable into Voting Stock, such Purchaser will, whether prior to such ownership if possible, or, if not possible, as soon as practicable after such ownership, cause such Affiliate to agree to be bound by Section 10 of this Agreement.

            10.8. Equitable Remedies. Each Purchaser agrees that irreparable damage would occur if any provision of this Section 10 were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that PixTech shall be entitled to an injunction or injunctions to prevent breaches of this Section 10 and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which it may be entitled at law or equity. Each Purchaser agrees to waive and hereby waives any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

            10.9. Term. Except as otherwise expressly provided herein, the provisions of this Section 10 shall terminate and be of no further force and effect upon the date ten years after the Closing Date.

            10.10. Legend on Certificates. Each certificate representing shares held by each Purchaser, and any assignees or transferees thereof, shall bear the following legends:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STANDSTILL PROVISIONS OF A COMMON STOCK PURCHASE AGREEMENT DATED OCTOBER 6, 1999, WHICH HAS BEEN DEPOSITED WITH THE COMPANY AT ITS PRINCIPAL OFFICE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF THE COMPANY.

      SECTION 11. Miscellaneous.

            11.1. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

            If to PixTech:     PixTech, Inc.
                               Avenue Olivier Perroy
                               Zone Industrielle de Rousset
                               13790 Rousset France
                               Telephone:  011 334 4229 1000

                               Telecopy:   011 334 4229 0509

            with a copy to:    Palmer & Dodge LLP
                               One Beacon Street
                               Boston, Massachusetts 02108
                               Attention:  Michael Lytton, Esq.
                               Telephone:  (617) 573-0100
                               Telecopy:  (617) 227-4420

            If to Purchasers:  to the address set forth below each
                               Purchaser's name on Schedule A

            with a copy to:    Peter J. Courture, Esq.
                               Law +
                               993 Highland Circle
                               Los Altos, California  94024
                               Telephone: (415) 968-8855
                               Telecopy:  (415) 968-8885

            11.2. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

            11.3. Assignment. Neither this Agreement nor any of the rights and obligations contained herein may be assigned or otherwise transferred by either party without the consent of the other party; provided, however, that either PixTech or a Purchaser may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated third party; provided, however, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

            11.4. Amendments and Waivers. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by PixTech and all Purchasers. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

            11.5. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

            11.6. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the choice of law provisions thereof) and the federal law of the United States of America.

            11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

            11.9. Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement.

            11.10. Publicity. Neither party hereto shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulation.




            [The remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PIXTECH, INC.


By:__________________________________
Name:________________________________
Title:_______________________________


UNIPAC OPTOELECTRONICS CORPORATION


By:__________________________________
Name:________________________________
Title:_______________________________

                                   Schedule A

Name and Address of Purchaser           Purchase Price      Number of Shares
-----------------------------           --------------      ----------------
Unipac Optoelectronics Corporation      $20,000,000
No. 5 Li Hsin Road VI
Science Based Industrial Park
Hsin Chu City Taiwan R.O.C.
Tel:  886 3 563-2899
Fax:  886 3 577-2730

SCHEDULE 4.3


1.    PixTech must obtain a waiver from Sumitomo Corporation pursuant to Section
      10.11 of the Credit Agreement dated as of July 21, 1997 by and between Sumitomo Corporation and PixTech.

                                  SCHEDULE 4.10

1. On December 22, 1998, PixTech entered into a Preferred Stock Purchase Agreement. This agreement was filed as Exhibit 1.1 to PixTech's Current Report on Form 8-K filed with the SEC on January 7, 1999.

2. On March 19, 1999, PixTech entered into an Acquisition Agreement with Micron Technology, Inc. This agreement was filed as Exhibit 2.1 to PixTech's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

3. On May 19, 1999, PixTech entered into an Investor Rights Agreement with Micron Technology, Inc. This agreement was filed as Exhibit 2 to Micron Technology, Inc.'s Schedule 13D filed with the SEC on May 28, 1999.

4. On August 9, 1999, PixTech entered into a Private Equity Line Agreement with Kingsbridge Capital Limited. This agreement was filed as Exhibit
      10.48 to PixTech's Registration Statement on Form S-1 filed with the SEC on September 13, 1999.

5. On August 9, 1999, PixTech entered into a Registration Rights Agreement with Kingsbridge Capital Limited. This agreement was filed as Exhibit
      10.49 to PixTech's Registration Statement on Form S-1 filed with the SEC on September 13, 1999.